Exhibit 99.1

FOR RELEASE: IMMEDIATE

CPS Technologies Announces Fourth Quarter 2025 Financial Results

Company Closes Out Year with Record Sales of $32.6 Million and Improved Balance Sheet to Support Future Growth

Norton, Massachusetts – March 2, 2025 – CPS Technologies Corporation (NASDAQ:CPSH) (“CPS” or the “Company”) today announced financial results for the fiscal fourth quarter ended December 27, 2025.

Fourth Quarter Summary

●	Revenue of $8.2 million, versus $5.9 million in the prior-year period, reflecting strong demand for the Company’s core product lines and expanded production.

●	Gross margin of 14.6 percent versus a gross loss in the fourth quarter of 2024.

●	Operating loss of $(0.1) million for the quarter compared to $(1.3) million in the prior-year period.

●	As previously announced, CPS won a $15.5 million follow-on order with a major multinational semiconductor manufacturer during the quarter.

●

On October 8, 2025 the Company closed on a public offering that brought in net proceeds of $9.5 million to be used for general corporate purposes, including the expansion of CPS’ production capabilities through the move to a larger facility.

“As expected, we closed 2025 with the strongest revenue in our Company’s history, $32.6 million, an increase in revenue of 54% over 2024, marking a great comeback for CPS as we position the organization for the future,” said Brian Mackey, President and CEO. “With the capital raise under our belt, we’re now able to focus on the array of growth opportunities we have developed. This includes increasing production, advancing our product portfolio, entering additional markets, winning new customers, and positioning ourselves to accelerate our revenue and profitability growth in the quarters to come. We are nearing the completion of our evaluation of potential sites for a larger, advanced CPS manufacturing facility and look forward to making this transition over the course of the remainder of 2026. Overall, we’re in great shape for another year of strong revenue, continued margin expansion, and an even stronger outlook going forward.”

Results of Operations

CPS reported revenue of $8.2 million for the fourth quarter of fiscal 2025 versus $5.9 million in the prior-year period, reflecting greater production rates and increased shipments, along with the impact from higher gold prices. Gross profit was $1.2 million, or 14.6 percent of revenue, versus a gross loss of $(0.3) million, or (5.1) percent of revenue, in the fiscal 2024 fourth quarter, with the year-over-year increase due to higher sales and greater production efficiencies.

Operating loss was $(0.1) million in the fiscal 2025 fourth quarter compared with an operating loss of $(1.3) million in the prior-year period; SG&A expenses totaled $1.3 million during the quarter, compared to $1.0 million in the same quarter of fiscal 2024. The increase was primarily due to higher variable compensation expense, reflecting the increase in annual revenue and profit. In addition, the higher revenue generated a significant increase in sales commission expense. Reported net income for the quarter was $0.0 million, or $0.00 per diluted share, versus a net loss of $(1.0) million, or $(0.07) per diluted share, in the quarter ended December 28, 2024.

Conference Call

The Company will be hosting its fourth quarter 2025 earnings call tomorrow, March 3, 2026, at 9:00 a.m. Eastern. Those interested in participating in the conference call should dial the following:

Call in Number: 1-844-943-2942

Participant Passcode: 641664

The Company encourages those who wish to participate to call in 10 minutes before the scheduled start time to ensure the operator can connect all participants.

About CPS

CPS is an advanced materials company that designs, manufactures, and sells high-performance material solutions to global customers in transportation, energy, automotive, electronics, telecommunications, aerospace, and defense. The company specializes in proprietary metal matrix composites (MMCs), combining metals and ceramics to deliver superior strength, thermal management, and reliability for demanding applications such as high-speed rail, HVDC systems, mass transit, electric vehicles, internet equipment, and electrical infrastructure. CPS also produces hermetic packaging for high-reliability power and communications modules, supporting avionics, GPS, microprocessors, and specialized integrated circuits. Additionally, its lightweight HybridTech Armor® provides high strength-to-weight protection. CPS focuses on innovation, quality, and diversified high-growth markets to drive sustained, profitable growth. The Company’s Vision is “to pioneer the next generation of high-performance materials and solve the world’s toughest engineering challenges.”

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2026 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS Technologies Corporation
111 South Worcester Street
Norton, MA 02766

www.cpstechnologysolutions.com

Investor Relations:

Chris Witty

646-438-9385

cwitty@darrowir.com

CPS TECHNOLOGIES CORP.

Statements of Operations and Other Comprehensive Income (Loss) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024

Product sales	$8,208,041	$5,933,283	$32,596,314	$21,123,346

Cost of product sales	6,988565	6,204,808	27,306,955	21,241,984

Gross profit	1,219,476	(271,525)	5,289,359	(118,638)

Selling, general, and administrative expenses	1,318,163	1,047,459	4,845,385	4,262,290

Income (loss) from operations	(98,687)	(1,318,984)	443,974	(4,380,928)

Other income	123,680	45,134	238,664	286,979

Net income (loss) before income taxes	24,993	(1,273,850)	682,638	(4,093,949)
Income tax provision (benefit)	12,399	(278,697)	262,284	(958,500)

Net income (loss)	$12,594	$(995,153)	$420,354	$(3,135,449)
Other comprehensive income
Net unrealized gains (losses) on available for sale securities	(7,037)	(1,946)	(15,361)	15,500
Total other comprehensive income (loss)	(7,037)	(1,946)	(15,361)	15,500
Comprehensive income (loss)	5,557	(997,099)	404,993	(3,119,949)

Net income (loss) per basic common share	$0.00	$(0.07)	$0.03	$(0.22)

Weighted average number of basic common shares outstanding	17,996,884	14,525,960	15,286,097	14,522,513

Net income (loss) per diluted common share	$0.00	$(0.07)	$0.03	(0.22)

Weighted average number of diluted common shares outstanding	18,190,719	14,525,960	15,388,726	14,522,513

CPS TECHNOLOGIES CORP.
BALANCE SHEETS

(Unaudited)

	December 27,	December 28,
	2025	2024
ASSETS

Current assets:
Cash and cash equivalents	$4,466,198	$3,280,687
Marketable securities, at fair value	8,769,363	1,031,001
Accounts receivable-trade, net	5,235,307	4,858,208
Accounts receivable-other	380,948	177,068
Inventories, net	5,598,407	4,331,066
Prepaid expenses and other current assets	299,829	480,986
Total current assets	24,750,052	14,159,016
Property and equipment:
Production equipment	10,647,170	10,382,379
Furniture and office equipment	910,310	891,921
Leasehold improvements	997,830	997,830
Total cost	12,555,310	12,272,130
Accumulated depreciation and amortization	(10,877,927)	(10,377,756)
Construction in progress	459,671	108,874
Net property and equipment	2,137,054	2,003,248
Net intangible assets	21,778	-
Right-of-use lease asset	336,000	186,000
Deferred taxes, net	2,266,854	2,528,682
Total assets	$29,511,738	$18,876,946
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable, current portion	$-	$8,130
Accounts payable	3,363,233	3,053,712
Accrued expenses	907,910	913,279
Deferred revenue	238,044	172,429
Lease liability, current portion	162,000	160,000

Total current liabilities	4,671,187	4,307,550

Deferred revenue – long term	31,277	31,277
Long term lease liability	174,000	26,000

Total liabilities	4,876,464	4,364,827
Commitments & Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 18,132,767 and 14,661,487 shares; outstanding 17,988,634 and 14,525,960; at December 27, 2025 and December 28, 2024, respectively	181,320	146,615
Preferred stock, no shares issued or outstanding	–	–
Additional paid-in capital	50,295,019	40,580,387
Accumulated other comprehensive income	139	15,500
Accumulated deficit	(25,469,891)	(25,890,245)
Less cost of 144,133 and 135,527 common shares repurchased at December 27, 2025 and December 28, 2024, respectively	(371,313)	(340,138)

Total stockholders’ equity	24,635,274	14,512,119

Total liabilities and stockholders’ equity	$29,511,738	$18,876,946